SAFETY-KLEEN CORP.
                                ONE BRINCKMAN WAY
                           ELGIN, ILLINOIS 60123-7857

                        INFORMATION STATEMENT PURSUANT TO

                         SECTION 14(F) OF THE SECURITIES

                EXCHANGE ACT OF 1934 AND RULE 14F-1 THEREUNDER

                                 MARCH 26, 1998

  This Information Statement is being mailed on or about March 27, 1998; it is related to Amendment No. 29 to Safety-Kleen's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which Amendment No. 29 was mailed to shareholders on or about March 18, 1998. You are receiving this Information Statement in connection with the possible election of persons designated by Laidlaw Environmental Services, Inc. ("LLE") to a majority of the seats on the Board of Directors of Safety-Kleen (the "Board"). You are urged to read this Information Statement carefully. You are not, however, required to take any action. Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Schedule 14D-9.

  The Revised LLE Offer, made pursuant to the LLE Merger Agreement, is scheduled to expire at Midnight on March 31, 1998, New York City time. Upon the expiration of the Revised LLE Offer, if all conditions of the Revised LLE Offer have been satisfied or waived, it is contemplated that the Offeror, an LLE subsidiary, will purchase all Shares validly tendered pursuant to the Revised LLE Offer and not withdrawn. The consummation of the Revised LLE Offer pursuant to the terms of the LLE Merger Agreement would result in a change of control of Safety-Kleen.

  The information contained in this Information Statement concerning LLE and the Offeror has been furnished to Safety-Kleen by LLE and the Offeror, and Safety-Kleen assumes no responsibility for the accuracy or completeness of such information.

                               BOARD OF DIRECTORS

GENERAL

  The Shares are the only class of voting stock of Safety-Kleen outstanding and each Share is entitled to one noncumulative vote. As of February 28, 1998, there were 59,930,589 Shares issued and outstanding. The Board currently consists of eight members, and there are currently no vacancies; the size and composition of the Board are subject to certain contractual commitments set forth in the LLE Merger Agreement. See "BOARD OF DIRECTORS--Right to Designate Directors." The Board of Directors currently is divided into three classes. The term of three directors expires in 1998, with three current directors continuing in office until 1999, and another two current directors continuing until 2000. Each director of Safety-Kleen holds office until such director's successor is elected and qualified or until such directors earlier resignation or removal.

RIGHT TO DESIGNATE DIRECTORS

  Safety-Kleen has agreed in the LLE Merger Agreement that, promptly following the purchase of Shares by LLE and Offeror pursuant to the Revised LLE Offer (representing at least two-thirds of the outstanding Shares on a fully diluted basis, assuming exercise of all outstanding options and other securities exercisable for Shares), LLE shall be entitled to designate at its option, up to that number of directors, rounded to the nearest whole number, of Safety-Kleen's Board of Directors as will make the percentage of Safety-Kleen's directors designated by LLE (the "LLE Designees") approximately equal to the aggregate voting power of the Shares held by LLE. This will be accomplished either by increasing the size of the Board or, at LLE's election, requesting resignations of incumbent directors. Safety-Kleen's obligation to cause designees of LLE to be elected or appointed to the Board of Directors of Safety-Kleen is subject to Rule 14f-1.

THE LLE DESIGNEES

  LLE has advised Safety-Kleen that the LLE Designees will be selected by LLE from among the persons described in the following table.

                                      AGE, BUSINESS EXPERIENCE AND OTHER
 NAME AND BUSINESS ADDRESS            DIRECTORSHIPS
 -------------------------            ----------------------------------
 Kenneth W. Winger                    Age 59. President and Chief Executive
 Laidlaw Environmental Services, Inc. Officer of LLE, since May 1997;
 1301 Gervais Street, Suite 300       President, Chief Operating Officer and
 Columbia, SC 29201                   Sole Director of Laidlaw Environmental
                                      Services (U.S.), Inc. from July 1995 to
                                      May 1997; Executive Vice President for
                                      Business Development of Laidlaw Waste
                                      Systems, Ltd. from January 1995 until
                                      July 1995; Senior Vice President for
                                      Corporate Development of Laidlaw Inc.
                                      from May 1991 until December 1994.
                                      Director of LLE and ViroGroup, Inc.

 James R. Bullock                     Age 53. Chief Executive Officer and
 Laidlaw Inc.                         President of Laidlaw, Inc. since October
 3221 North Service Road              1993; for more than a year prior thereto,
 Burlington, Ontario L7R 3Y8          President and Chief Executive Officer of
 Canada                               Cadillac Fairview Corporation Limited.
                                      Director of LLE, Laidlaw Inc. and Imasco
                                      Limited.

 John W. Rollins, Jr.                 Age 55. President and Chief Operating
 Rollins Truck Leasing Corp.          Officer and a director of Rollins Truck
 2200 Concord Pike                    Leasing Co. and Chairman of the Board of
 One Rollins Plaza                    Matlack Systems, Inc. (each for more than
 Wilmington, DE 19803                 five years); Senior Vice Chairman of the
                                      Board of Rollins Environmental Services,
                                      Inc., from 1988 until May 15, 1997.
                                      Director of LLE and Dover Downs
                                      Entertainment, Inc.

 David E. Thomas, Jr.                 Age 40. Senior Managing Director and Head
 Raymond James &                      of the Investment Banking Group of
  Associates, Inc.                    Raymond James & Associates, Inc. since
 880 Carillon Parkway                 July 1996; Managing Director of Raymond
 St. Petersburg, FL 33716             James & Associates, Inc., from 1991 until
                                      July 1996. Director of LLE and Reynolds,
                                      Smith and Hills, Inc.

 James L. Wareham                     Age 58. President of AK Steel Corporation
 AK Steel Corporation                 since March 1997; Chief Executive Officer
 703 Curtis Street                    of Wheeling-Pittsburgh Steel Corporation
                                      Middleton, OH 45043 from 1992 until 1996.
                                      Director of LLE.

 Grover C. Wrenn                      Age 55. Chairman and Chief Executive
 4 Wolfe Street                       Officer of Better Health Network, Inc.
 Alexandria, VA 22314                 since June 1996; Chief Executive Officer
                                      of EnSys Environmental Products, Inc.
                                      from April 1995 through December 1996;
                                      President and Chief Executive Officer of
                                      Applied Bioscience International from
                                      1991 through March 1995. Director of LLE,
                                      Strategic Diagnostics, Inc. and
                                      Pharmakinetics Laboratories, Inc.

 Leslie W. Haworth                    Age 54. Senior Vice President and Chief
 Laidlaw Inc.                         Financial Officer of Laidlaw Inc. for
 3221 North Service Road              more than five years. Director of LLE.
 Burlington, Ontario L7R 3Y8
 Canada

  Each such person is a citizen of the United States except Messrs. Bullock, Winger and Haworth. LLE has advised Safety-Kleen that each of the persons listed in the table above has consented to act as a director, and that none of such persons has during the last five years been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was, or is, subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. LLE has also advised Safety-Kleen that none of the persons listed in the table above is a director of, or holds any position with, Safety-Kleen, and that none of such persons beneficially owns any equity securities, or rights to acquire any equity securities, of Safety-Kleen or, except for the LLE Merger Agreement, has been involved in any transactions with Safety-Kleen or any of its directors, executive officers or affiliates which are required to be disclosed pursuant to the rules and regulations of the SEC, except that Mr. Thomas' firm in the ordinary course of business holds Shares in street name for the benefit of customers, with respect to which Mr. Thomas disclaims beneficial ownership. The election of the LLE Designees will be accomplished at a meeting or by written consent of the Board.

CURRENT BOARD OF DIRECTORS

Safety-Kleen's current directors are:

CLASS OF 2000

                                                           Director since 1986
RICHARD T. FARMER                                                       Age 63

  Mr. Farmer has been Chairman of Cintas Corporation, a uniform manufacturer and supplier, since 1968. Mr. Farmer was also Chief Executive Officer from 1968 until August 1, 1995. He has been employed by that company since 1957. He is also a director of Fifth Third Bancorp, Cincinnati, Ohio. Mr. Farmer is Chairman of the Board Affairs and Nominating Committee and a member of the Compensation Committee.

                                                           Director since 1981
PAUL D. SCHRAGE                                                         Age 63

  Mr. Schrage has been Senior Executive Vice President and Chief Marketing Officer of McDonald's Corporation, a restaurant franchisor and operator, since 1984 and has been employed by that company since 1967. He is also a director of McDonald's Corporation, Oak Brook, Illinois and Wolverine Worldwide, Inc., Rockford, Michigan. Mr. Schrage is the Chairman of the Audit Committee and a member of the Board Affairs and Nominating Committee and the Environmental Committee.

CLASS OF 1999

                                                           Director since 1968
DONALD W. BRINCKMAN                                                     Age 67

  Mr. Brinckman was named Chief Executive Officer of Safety-Kleen on August 8, 1997, a position he previously held from 1968 to December 31, 1994. He served as President of Safety-Kleen from 1968 to August 1990, and from December 1991 to May 1993. Mr. Brinckman was appointed Chairman of Safety-Kleen's Board of Directors in August 1990. Mr. Brinckman is also a director of Paychex, Inc., Rochester, New York and Snap-On Incorporated, Kenosha, Wisconsin. Mr. Brinckman is Chairman of the Executive Committee and is a member of the Environmental Committee.

                                                           Director since 1994
MARCIA E. WILLIAMS                                                      Age 51

  Ms. Williams was President of Williams & Vanino, Inc., an environmental management consulting firm from 1991 to August 1997 when that firm merged with Putnam, Hayes & Bartlett, Inc. where Ms. Williams serves as a Managing Director. From 1988 until 1991, Ms. Williams was Vice President, Environmental Policy and Planning for Browning-Ferris Industries, Inc. Between 1970 and 1988 Ms. Williams served in various positions with the United States Environmental Protection Agency, including Director, Office of Solid Waste and Deputy Assistant Administrator, Office of Pesticides and Toxic Substances. Ms. Williams chairs the Environmental Committee.

                                                           Director since 1968
W. GORDON WOOD                                                          Age 72

  Mr. Wood was Vice President of Safety-Kleen from 1968 until he retired on March 31, 1985. Mr. Wood is a member of the Audit Committee.

CLASS OF 1998
                                                           Director since 1968
RUSSELL A. GWILLIM                                                      Age 75

  Mr. Gwillim was employed by Chicago Rawhide Manufacturing Company, an oil seals manufacturer, from 1948 until his retirement in 1984. He served as its President and Chief Executive Officer from 1969 until his retirement. Mr. Gwillim was named Chairman Emeritus in August 1990. Prior thereto he was Chairman of the Board of Directors of Safety-Kleen since 1968. Mr. Gwillim is the Chairman of the Compensation Committee and a member of the Executive Committee.

                                                           Director since 1979
EDGAR D. JANNOTTA                                                       Age 66

  Mr. Jannotta has been employed by William Blair & Company, an investment banking firm, since 1959 and served as Managing Partner from September 1977 through December 1994. Mr. Jannotta was Senior Partner of William Blair & Company from January 1, 1995 until January 2, 1996, at which time the company converted from a partnership to a limited liability company and Mr. Jannotta was named Senior Director. He is also a director of AAR Corp., Elk Grove Village, Illinois; Aon Corporation, Chicago, Illinois; Bandag, Incorporated, Muscatine, Iowa; Molex Incorporated, Lisle, Illinois; Oil-Dri Corporation of America, Chicago, Illinois and Unicom Corporation, Chicago, Illinois. Mr. Jannotta is a member of the Compensation Committee and the Executive Committee.

                                                            Director Since 1984
KARL G. OTZEN                                                           Age 56

  Mr. Otzen has been President of Gerhard & Company, a product development consulting firm, since June 1, 1984. He is also Chairman of Gerhard-Sorenson Company, a consumer products design and manufacturing firm. Mr. Otzen is a member of the Audit Committee and the Board Affairs and Nominating Committee.

DIRECTORS COMMITTEES, MEETINGS AND COMPENSATION

BOARD COMMITTEES


  The Board of Directors has, pursuant to its powers, designated Compensation, Board Affairs and Nominating, Audit, Environmental and Executive Committees of the Board. The committee members have been identified above.

  Compensation Committee. The Compensation Committee is responsible for acting on behalf of the Board of Directors in connection with administering Safety-Kleen's Management Incentive Plan and Safety-Kleen's stock option plans, determining compensation of all officers of Safety-Kleen and approving salary grades of certain management positions. The Compensation Committee met five times in 1997.

  Board Affairs and Nominating Committee. The Board Affairs and Nominating Committee's role is to identify and recommend qualified candidates to the Board for election as directors, evaluate the performance, composition and operation of the Board and its committees and review the Board's corporate governance practices. The Board Affairs and Nominating Committee will consider nominations of director candidates by shareholders, submitted in accordance with Safety-Kleen's bylaws. The bylaws currently require persons submitting nominations to provide certain information not less than 60 nor more than 90 days prior to the annual meeting, and in certain instances, within 10 days after the date of the annual meeting is announced. The Board Affairs and Nominating Committee met twice during 1997.

  Audit Committee. The primary functions of the Audit Committee are: to recommend to the Board of Directors the selection of independent auditors; to review the scope of the independent auditor's examination; to review with the independent auditors the results of their audits; to review the adequacy of internal controls with the independent auditors, Safety-Kleen's internal auditors and certain officers of Safety-Kleen; and to perform such other duties as shall from time to time be delegated to the Audit Committee by the Board. The Audit Committee met three times in 1997.

  Environmental Committee. The primary function of the Environmental Committee is to monitor Safety-Kleen's environmental, health, and safety performance and policies. The Environmental Committee met once in 1997.

  Executive Committee. The Executive Committee exercises the powers of the full Board of Directors with respect to the management of Safety-Kleen's business where it would be impractical to either convene a special meeting of the full Board of Directors to deal with any matter or delay action until the next regular meeting of the Board of Directors. The Executive Committee met seven times in 1997.

BOARD MEETINGS

  In 1997, The Board of Directors met 11 times. During 1997, each incumbent director attended at least 75%, in the aggregate, of all meetings of the Board and the committee(s) on which such director served.

BOARD COMPENSATION

  Directors who are employees of Safety-Kleen receive no additional compensation for their services as directors. In 1997, directors who were not employees received $16,000 in stock or stock equivalents as a retainer. Directors received $2,000 for each Board and committee meeting attended. Meeting fees were paid in cash, stock or stock equivalents as elected by the director. Directors were also reimbursed for travel and other expenses related to attendance at Board and committee meetings. In February 1988, a nonqualified stock option plan for outside directors (the "Directors' Plan") was adopted by the Board and approved by the shareholders at the 1988 annual meeting. The Directors' Plan allows eligible directors of Safety-Kleen to purchase up to an aggregate of 300,000 shares of Common Stock at a price equal to the fair market value of the Common Stock on the date such options are granted. Only directors who are not employees of Safety-Kleen are eligible to participate in the Directors' Plan. Pursuant to the Directors' Plan, an option to purchase 15,000 shares of Safety-Kleen's Common Stock (i) was granted to each director serving on the Board on the date the Director's Plan was adopted and (ii) is granted to each new outside director at the time such director is named or appointed to the Board. The Directors' Plan also provides for the automatic grant of a second option to purchase 15,000 shares to each outside director on the fifth anniversary of the initial grant of options to such director, but only if such director is still serving on the Board at that time. Options are exercisable 25 percent annually, on a cumulative basis, starting one year from date of grant and expire ten years from date of grant.

      COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth the Common Stock ownership as of February 28, 1998 of (i) shareholders who, to the knowledge of Safety-Kleen, owned beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of Safety-Kleen's directors; (iii) each named executive officer, as defined below (see "Executive Compensation--Summary Compensation Table") and (iv) Safety-Kleen's directors and executive officers as a group. The table does not reflect sales of Shares made by certain of the directors and executive officers commencing on March 18, 1998; information on such sales from March 18, 1998 through March 20, 1998 is shown on Annex I to this Information Statement. To the knowledge of Safety-Kleen, and subject to applicable securities laws and personal considerations, its directors and executive officers presently intend to tender, pursuant to the Revised LLE Offer, or otherwise sell, any Shares which are held of record or beneficially held by such persons.

                                                  NUMBER OF      PERCENTAGE OF
                                                    SHARES        OUTSTANDING
                                                 BENEFICIALLY       COMMON
NAME                                               OWNED(1)        STOCK(2)
----                                             ------------     -----------
FIVE PERCENT SHAREHOLDERS
Halcyon, Alan B. Slifka Management Co.
  477 Madison Avenue, New York, NY 10022          3,769,400          6.45%
EMERY FAMILY GROUP
  Joan Emery Lammers
    1801 Seminary St., Alton, IL 62002            1,942,673(3)       3.24%
  William H. Emery II
    11388 SW Riverwoods Rd., Portland, OR 97219   1,645,510          2.75%
  Lucy T. Otzen
    100 Anchor Drive, #472, N. Key Largo, FL
     33037                                        1,481,093(4)       2.47%
  Edward W. Emery, Jr.
    Route 18, Box 13, Bedford, IN 47421              34,100(5)          *
  Circle L Enterprises L.P.
    Landmark Center, P.O. Box 1056, Lake Geneva,
     WI 53147                                     1,367,520(4)       2.28%
DIRECTORS AND NAMED EXECUTIVE OFFICERS
  Hyman K. Bielsky..............................     75,918(6)          *
  Donald W. Brinckman...........................    907,108(7)       1.50%
  Joseph Chalhoub...............................    375,071(8)          *
  David A. Dattilo..............................    143,522(9)          *
  Richard T. Farmer.............................     43,390(10)         *
  Russell A. Gwillim............................    183,493(11)         *
  F. Henry Habicht II...........................     67,346(12)         *
  Edgar D. Jannotta.............................     67,500(10)         *
  John G. Johnson, Jr...........................    135,338(13)         *
  Karl G. Otzen.................................  1,481,093(4)       2.47%
  Paul D. Schrage...............................     31,180(10)         *
  Marcia E. Williams............................     12,250(14)         *
  W. Gordon Wood................................     71,317(10)         *
  ALL DIRECTORS AND EXECUTIVE OFFICERS AS A
   GROUP
   (23 individuals).............................  4,282,891(15)      6.95%

- --------
*Denotes less than one percent of shares outstanding.
 (1) Under regulations of the Securities and Exchange Commission, persons who own or have the power to vote or dispose of shares, either alone or jointly with others, are deemed to be the beneficial owners of such shares. Such persons are also deemed to be the beneficial owners of shares beneficially owned by certain close family members.
 (2) Shares subject to options exercisable within 60 days of February 28, 1998 are considered outstanding for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.
 (3) The shares shown for Joan Emery Lammers include 683,760 shares contributed by or on behalf of Mrs. Lammers in December 1992 to Circle L Enterprises L.P. (the "Circle L Limited Partnership"). See Note (4).
 (4) Karl G. Otzen and Lucy T. Otzen (the "Otzens") are husband and wife. For purposes of this table, each is deemed to own shares owned by the other, and accordingly the same shares are shown opposite each of their names. In December 1992, the Otzens caused 683,760 of the shares shown opposite each of their names to be contributed to Circle L Limited Partnership. The general partner which controls the Partnership is a corporation in which Karl G. Otzen, Lucy
    T. Otzen, Joan Emery Lammers and her husband (the "Lammers") each own 25% of the voting stock and each occupies one of the four positions on the Board of Directors. Because the Otzens and Lammers share voting power over all of the shares held by the Partnership, each of them may be deemed to "own" all shares in the Partnership under the criteria governing this table. To enhance clarity of presentation, however, the shares contributed to the Partnership by Joan Emery Lammers are shown only opposite her name in the table and the shares contributed by the Otzens are shown only opposite their respective names. The shares shown opposite the Otzens' names also include:
    773,233 shares owned by trusts of which the Otzens are co-trustees, 9,100 shares owned by a trust of which The Northern Trust Company is trustee and 15,000 shares subject to options exercisable by Karl G. Otzen within 60 days of February 28, 1998.
 (5) All shares are owned by a trust of which The Northern Trust Company is trustee.
 (6) Includes 71,537 shares subject to options exercisable within 60 days of February 28, 1998 and 1,696 shares held in Safety-Kleen's 401(k) plan as to which he does not have voting control.
 (7) Includes 73 shares owned by his wife, 537,492 shares subject to options exercisable within 60 days of February 28, 1998 and 1,268 shares held in Safety-Kleen's 401(k) plan as to which he does not have voting control.
 (8) Includes 275,000 shares owned by Breslube Industries, Ltd. of which 100% is owned by Mr. Chalhoub. Also included are 59 shares owned by his wife, 75 shares owned by his son and 99,937 shares subject to options exercisable within 60 days of February 28, 1998.
 (9) Includes 112,177 shares subject to options exercisable within 60 days of February 28, 1998.
(10) Includes 15,000 shares subject to options exercisable within 60 days of February 28, 1998.
(11) Includes 30,223 shares owned by his wife and 15,000 shares subject to options exercisable within 60 days of February 28, 1998. Mr. Gwillim is also a co-trustee for 45,827 shares held in an irrevocable trust in which he has no beneficial ownership; such shares are not included in the table.
(12) Includes 64,724 shares subject to options exercisable within 60 days of February 28, 1998 and 222 shares held in Safety-Kleen's 401(k) plan as to which he does not have voting control.
(13) Includes 130,912 shares subject to options exercisable within 60 days of February 28, 1998 and 539 shares held in Safety-Kleen's 401(k) plan as to which he does not have voting control.
(14) Includes 11,250 shares subject to options exercisable within 60 days of February 28, 1998.
(15) Includes 1,727,218 shares subject to options exercisable within 60 days of February 28, 1998 and 4,377 shares held in Safety-Kleen's 401(k) plan as to which they do not have voting control.

                               EXECUTIVE OFFICERS

  The executive officers of Safety-Kleen are:

NAME                   AGE                    POSITION
-----                  ---                    --------
Donald W. Brinckman     67 Chairman of the Board and Chief Executive
                           Officer
Joseph Chalhoub         52 President and Chief Operating Officer
Hyman K. Bielsky        43 Senior Vice President, General Counsel and
                           Managing Director, European Operations
Roy D. Bullinger        49 Senior Vice President Business Management and
                           Marketing
Robert J. Burian        60 Senior Vice President Human Resources
Andrew A. Campbell      51 Senior Vice President Finance and Chief
                           Financial Officer
Michael H. Carney       50 Senior Vice President Marketing Services and
                           Customer Care
David A. Dattilo        57 Senior Vice President Sales and Service
Scott E. Fore           43 Senior Vice President Environment, Health and
                           Safety
F. Henry Habicht II     44 Senior Vice President Corporate Development
                           and Environment
Clark J. Rose           60 Senior Vice President Operations
Lawrence G. Davenport   55 Vice President Information Systems and Chief
                               Information Officer
Scott D. Krill          35 Assistant General Counsel and Secretary
Laurence M. Rudnick     52 Treasurer
Clifford J. Schulz      46 Controller and Chief Accounting Officer

  See "Board of Directors--Class of 1999" for Mr. Brinckman's background information.

  Mr. Chalhoub was named President and Chief Operating Officer of Safety-Kleen on August 8, 1997. Previously he served as Senior Vice President Operations, Oil Recovery and Envirosystems since July 1995. Prior to that, he served as Senior Vice President, Oil Recovery since August 1990. In August 1991, Mr. Chalhoub was assigned the additional responsibilities of overseeing the processing and engineering departments. He was President of Safety-Kleen's former subsidiary, Breslube Holding Corp., since May, 1987.

  Mr. Bielsky was elected Senior Vice President General Counsel in May 1993. He has also served as Safety-Kleen's Managing Director of its European operations since 1996. Mr. Bielsky served as Assistant General Counsel-Commercial since January 1990, and as Associate Counsel since joining Safety-Kleen in 1987.

  Mr. Bullinger was named Senior Vice President Business Management and Marketing in June 1994. He served as Vice President Sales-Central Division since 1985 and as a Regional Manager since joining Safety-Kleen in 1975.

  Mr. Burian was appointed Senior Vice President Human Resources in May 1993. He served as Senior Vice President Administration since August 1990. Mr. Burian joined Safety-Kleen in July 1986, as Vice President Personnel.

  Mr. Campbell was named Senior Vice President, Finance and Chief Financial Officer in April of 1997. From 1994 to 1996, he served as President and earlier as Vice President, Finance and Chief Financial Officer for Duplex Products, Inc. He was Vice President, Finance and Chief Financial Officer of Simmons Upholstered Furniture, Inc. from 1991 to 1994. Prior to that, he held senior financial positions at General Electric Company and Navistar International Corporation.

  Mr. Carney was named Senior Vice President Marketing Services and Customer Care in June 1994. He served as Senior Vice President Marketing since August 1990 and Vice President Marketing since May, 1987. He joined Safety-Kleen in 1976, serving in various marketing positions until his appointment to Vice President Marketing.

  Mr. Dattilo was named Senior Vice President Sales and Service in August 1990. He served as Vice President Corporate Branch Sales and Service since January, 1980.

  Mr. Fore was elected Senior Vice President Environment, Health and Safety in May 1993. He served as Vice President Environment, Health and Safety since August, 1987, and was previously Associate General Counsel since joining Safety-Kleen in 1985.

  Mr. Habicht joined Safety-Kleen in March 1993. He served as Senior Vice President Strategic/Environmental Planning from March 1993 to July 1995. In July 1995, he assumed responsibility for Environment, Health and Safety and Corporate Accounts and became Senior Vice President of Corporate Development and Environment. Prior to joining Safety-Kleen, he served as Deputy Administrator of the U.S. Environmental Protection Agency from 1989 to 1993.

  Mr. Rose was named Senior Vice President Operations in August 1997. He served as Vice President Manufacturing and Technical Services since July 1995 and as Vice President Technical Services since August, 1989. Mr. Rose joined Safety-Kleen in June, 1984 as the Manager of Recycle Center Operations.

  Mr. Davenport joined Safety-Kleen in June 1995 as Vice President Information Services and Chief Information Officer. Prior to joining Safety-Kleen, Mr. Davenport was employed by JB Hunt Transport, Inc. since 1989 and served as Senior Vice President Information Services for that company since 1992.

  Mr. Krill was named Assistant General Counsel and Secretary in May 1997. He served as Associate Counsel since joining Safety-Kleen in December 1993. Prior to that, Mr. Krill was an associate with the firm of Gibson, Dunn & Crutcher.

  Mr. Rudnick joined Safety-Kleen in September, 1979, and was appointed Treasurer in January, 1980.

  Mr. Schulz was named Controller in December 1994. He served as Controller North American Operations and Assistant Controller Cost and Inventory since 1991 and 1987, respectively.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table specifies for the last three fiscal years the components of the compensation packages of the Chief Executive Officer of Safety-Kleen, the four other most highly compensated executive officers of Safety-Kleen and Safety-Kleen's former Chief Executive Officer who served as such during part of 1997 (the "named executive officers").

                               ANNUAL COMPENSATION

                                                         LONG-TERM
                                                           COMP.
                                                          AWARDS
                                            ($) OTHER   SECURITIES     ($) ALL
                                     ($)      ANNUAL    UNDERLYING      OTHER
      NAME AND               ($)    BONUS  COMPENSATION OPTION/SARS  COMPENSATION
 PRINCIPAL POSITION   YEAR SALARY  (1)(2)      (3)        (#)(2)         (4)
 ------------------   ---- ------  ------  ------------ ----------- ------------
 Donald W. Brinckman
  (5)                 1997 289,305 187,511       --          --          3,800
  Chairman and CEO    1996 417,062 183,968       --       37,750         3,750
                      1995 404,615  84,840       --       30,000         2,625

 Joseph Chalhoub (5)  1997 278,931 171,246       --          --          3,800
  President and COO   1996 220,221 141,976       --       22,450         3,750
                      1995 205,855  86,514       --       28,600         2,859

 Hyman K. Bielsky     1997 196,848 140,221   129,965         --          3,800
  Senior Vice Presi-  1996 185,540 124,775       --       23,600         3,750
   dent               1995 164,856  78,649       --       19,600         2,625

 David A. Dattilo     1997 213,771 130,302       --          --          2,850
  Senior Vice Presi-  1996 191,470 137,502       --       25,800         3,750
   dent               1995 185,444  78,815       --       21,000         2,625

 F. Henry Habicht II  1997 197,560 110,938       --          --          2,737
  Senior Vice Presi-  1996 190,916 128,019       --       25,050         3,750
   dent               1995 182,738  78,815       --       20,900         2,266

 John G. Johnson,     1997 238,646  16,986       --          --      1,663,884
  Jr. (5)             1996 417,901 272,010       --       65,000         3,750
  Former President    1995 391,661 119,170       --       50,000         2,625
  and CEO

- --------
(1) The amounts shown in the bonus column represent payments under Safety-Kleen's Management Incentive Plan.
(2) Bonuses are paid and stock options are granted in February of each year based on performance during the prior year. Accordingly, bonus payments and option grants are reported in this table for the year to which they relate, instead of the year in which they were paid or granted.
(3) The amounts shown in the Other Annual Compensation column for Mr. Bielsky represent payments related to his international assignment as Managing Director, European Operations.
(4) The compensation reported represents Company contributions to the Savings and Investment Plan, a defined contribution plan. Amounts reported for Mr. Johnson also include payments and accrued payments related to his resignation discussed in note (5).
(5) Mr. Johnson resigned from Safety-Kleen on August 8, 1997. On that date, Mr. Brinckman was named CEO and Mr. Chalhoub was promoted to President and COO of Safety-Kleen.

OPTIONS

  See Amendment No. 29 to Schedule 14D-9, Item 3(b)(2)--"Certain Executive Compensation and Other Employee-Related Matters in Connection with a Change of Control of Safety-Kleen--Vesting of Stock Options" and Item 3(b)(3)--"Certain Executive Compensation and Other Employee-Related Matters in Connection with the LLE Merger--LLE Merger Agreement Provisions Relating to Benefit Plans," incorporated herein by reference.

Option/SAR Grants in Last Fiscal Year

  The following table provides information related to option/SARs granted to the named executive officers during fiscal 1997.

                                                               POTENTIAL REALIZABLE
                                                                       VALUE
                                                              AT ASSUMED ANNUAL RATES
                                                                  OF STOCK PRICE
                                                                   APPRECIATION
                              INDIVIDUAL GRANTS                 FOR OPTION TERM(4)
                 ------------------------------------------- -------------------------
                              % OF TOTAL
                               OPTIONS/
                  NUMBER OF      SARS
                  SECURITIES  GRANTED TO EXERCISE
                  UNDERLYING  EMPLOYEES  OR BASE
                 OPTIONS/SARS IN FISCAL   PRICE   EXPIRATION
     NAME          GRANTED       YEAR     ($/SH)     DATE    5% ($) (2)      10% ($) (2)
     ----        ------------ ---------- -------- ---------- -----------    -------------
Donald W.
 Brinckman          37,750       3.46%    17.125   02/14/07      406,561        1,030,305

Joseph Chalhoub     28,650       2.62%    17.125   02/14/07      308,555          781,940

Hyman K.
 Bielsky            23,600       2.16%    17.125   02/14/07      254,168          644,111

David A.
 Dattilo            25,800       2.36%    17.125   02/14/07      277,861          704,155

F. Henry
 Habicht II         25,050       2.29%    17.125   02/14/07      269,784          683,686

John G.
 Johnson, Jr.       65,000       5.95%    17.125   02/14/07      700,038        1,774,035

Shareholders(3)        N/A        N/A        N/A        N/A  637,481,420    1,733,886,004

- --------
(1) All options are nonqualified, expire 10 years from date of grant, were issued at fair market value on the date of grant and vest at the rate of 25% per year beginning one year from grant date. Options granted to executive officers have a tandem limited stock appreciation right (LSAR) which entitles the officer to elect to receive a Change of Control Value (as described in the 1993 Stock Option Plan) of the option in cash in the event a change of control occurs.

(2) The potential realizable value portion of the foregoing table illustrates the gain that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of Safety-Kleen's Common Stock over the term of the option. Actual gains, if any, on the stock option exercises are dependent on the future performance of the Common Stock, overall market conditions, as well as the option holders continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(3) With respect to shareholders, the potential realizable value illustrates the gain that might be realized on the 59,191,462 shares of Common Stock issued and outstanding as of year end, assuming the specified compounded rates of appreciation of Safety-Kleen's Common Stock over the term of the options. The value is calculated based on the Exercise or Base Price of the option grant on February 14, 1997 of $17.125 per share.

(4) If the transactions contemplated by the LLE Merger Agreement are consummated, the options shown in the table will be cancelled in consideration of a per Share payment equal to $13.175 (the difference between $30.30 and the exercise price).

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

  The following table provides information related to options exercised by the named executive officers during fiscal year 1997 and the number and value of options held at fiscal year end.

                                NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED,
             SHARES                OPTIONS HELD AT       IN-THE-MONEY OPTIONS AT
            ACQUIRED             FISCAL YEAR END (#)      FISCAL YEAR END($)(1)
               ON     VALUE   ------------------------- -------------------------
  NAME      EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  ----      -------- -------- ----------- ------------- ----------- -------------
Donald W.
 Brinckman     0        0       537,492            0    $4,604,919            0
Joseph
 Chalhoub      0        0        77,012       62,788       592,741      702,114
Hyman K.
 Bielsky       0        0        53,487       50,688       491,259      567,448
David A.
 Dattilo       0        0        90,090       59,325       686,662      664,425
F. Henry
 Habicht
 II            0        0        44,500       55,550       448,634      622,309
John G.
 Johnson,
 Jr.           0        0        85,375      131,225       843,687    1,464,625

- --------
(1) Represents the difference between the aggregate exercise price and the closing price of Safety-Kleen's Common Stock on January 3, 1998 ($27.50). See also "Option/SAR Grants in Last Fiscal Year," at footnote (4).

PENSION PLAN

  The following table reflects annual pension benefits commencing at age 65 based upon assumed final pay amounts and years of credited service:

                       ESTIMATED ANNUAL PENSION BASED UPON
                   INDICATED YEARS OF CREDITED SERVICE FOR THE
                   PENSION PLAN AND THE EXCESS BENEFIT PLAN

ASSUMED AVERAGE     10      15      20      25      30      35      40
ANNUAL FINAL PAY   YEARS   YEARS   YEARS   YEARS   YEARS   YEARS   YEARS
- ----------------   -----   -----   -----   -----   -----   -----   -----
    $250,000       41,155  61,733  82,310 102,888 123,465 123,675 123,885
     300,000       49,490  74,235  98,980 123,725 148,470 148,680 148,890
     350,000       57,825  86,738 115,650 144,563 173,475 173,685 173,895
     400,000       66,160  99,240 132,320 165,400 198,480 198,690 198,900
     450,000       74,495 111,743 148,990 186,238 223,485 223,695 223,905
     500,000       82,830 124,245 165,660 207,075 248,490 248,700 248,910
     550,000       91,165 136,748 182,330 227,913 273,495 273,705 273,915
     600,000       99,500 149,250 199,000 248,750 298,500 298,710 298,920
     650,000      107,835 161,753 215,670 269,588 323,505 323,715 323,925
     700,000      116,170 174,255 232,340 290,425 348,510 348,720 348,930
     750,000      124,505 186,758 249,010 311,263 373,515 373,725 373,935
     800,000      132,840 199,260 265,680 332,100 398,520 398,730 398,940
     850,000      141,175 211,763 282,350 352,938 423,525 423,735 423,945

  The Safety-Kleen Pension Plan for Salaried Employees (the "Pension Plan") provides retirement benefits for life for salaried employees, including executive officers, of Safety-Kleen and its participating subsidiaries. Pensions are based on final pay, which is defined as the average annual earnings (including commissions and incentive compensation) for the five consecutive years which yield the highest average. For the named executive officers, covered compensation is substantially the same as the sum of the Salary and Bonus columns for 1996 on the Summary Compensation Table. The pensions are payable monthly commencing the first calendar month after retirement. Various provisions under the Internal Revenue Code of 1986, as amended (the "Code") limit the accrued benefit payable under the Pension Plan, currently to $130,000, and limit the amount of annual compensation that may be taken into account in determining pension benefits, currently to $160,000.

  Under the Safety-Kleen Corp. Excess Benefit Plan (the "Excess Benefit Plan"), executive officers are generally entitled to the difference between the benefits actually paid to them under the Pension Plan and the benefits which they would have received under the Pension Plan were it not for certain restrictions imposed under the Code, discussed above. The Excess Benefit Plan also provides that the executive officers' benefits are calculated on the highest five of their last ten years' compensation and that any executive officer who has attained both the age of 60 years and 30 years of service will receive an unreduced pension benefit. In 1997, Safety-Kleen placed funds sufficient to pay the benefits accrued under the Excess Benefit Plan in a so called Rabbi Trust. The funds in the Rabbi Trust remain subject to the claims of Safety-Kleen's creditors.

  The amounts shown above are computed on straight-life annuity amounts and are not subject to deduction for Social Security Benefits or other offset amounts. The amounts are assumed payable under the Pension Plan option providing lifetime benefits for the employee only, and would be reduced if the retiree elected a surviving spouse's pension. Messrs. Brinckman, Chalhoub, Bielsky, Dattilo and Habicht had 38 years, 20 years, 11 years, 30 years and 5 years, respectively, of credited service under the Pension Plan as of December 31, 1997. Mr. Chalhoub's benefits paid under the Pension Plan will be offset by benefits payable under a defined contribution plan administered by Safety- Kleen Canada, Inc. which he participated in for the first 17 years of his employment.

EMPLOYMENT CONTRACTS AND SEVERANCE ARRANGEMENTS

  Safety-Kleen has agreed to provide executive life insurance to 37 of its officers and key managers (including the named executive officers) whereby Safety-Kleen and executive contribute to a life insurance policy owned by the executive; during 1997, bonuses were paid in lieu of Safety-Kleen contributions and are reflected in the Summary Compensation Table.

  In August, 1997, Safety-Kleen entered into Change of Control Severance Agreements with its 14 executive officers and five other employees of Safety-Kleen who are not executive officers. The Board of Directors of Safety-Kleen approved the Change of Control Severance Agreements in order to close the gap between the prior change of control agreements adopted by Safety-Kleen in 1990 and current competitive practices for change of control agreements. Each Change of Control Severance Agreement provides for, among other things: (a) a three-year employment period, beginning on the date of a Change of Control (as defined in such agreements; a Change of Control will occur upon consummation of the Revised LLE Offer) at a guaranteed annual base salary equal to at least 12 times the highest base monthly salary payable during the 12-month period immediately preceding the Change of Control, with increases consistent with increases in base salary awarded to other peer executives of Safety-Kleen; (b) a guaranteed bonus for each bonus plan performance period (under each bonus arrangement) ending within such three year employment period; (c) continued participation in the incentive, savings, retirement, welfare and other fringe benefit plans sponsored by Safety-Kleen; (d) full vesting on the date of the Change of Control of all stock options (or a lump sum payment of the spread of all non-vested, forfeited options); and (e) full payment on the date of the Change of Control, of the value of the executive's accrued benefits under Safety-Kleen's excess benefit, supplemental retirement and any other nonqualified retirement plans.

  If, during the three year employment period, the executive's employment is terminated by Safety-Kleen (other than for Cause (as defined in such agreements) or by reason of the executive's death or disability), or if the executive terminates employment for Good Reason (as defined in such agreements), the executive will receive: (i) guaranteed annual base salary, guaranteed bonus and accrued vacation pay through the date of termination; (ii) previously deferred and unpaid compensation; (iii) an amount equal to three times the sum of the executive's guaranteed base salary and guaranteed bonus in the year in which the termination occurs; (iv) the value of the unvested portion of the executive's accounts under qualified Safety-Kleen plans, (v) reimbursement for unpaid benefits which would have accrued if the executive had remained employed by Safety-Kleen until three years after the executive's termination of employment under Safety-Kleen's excess benefit and supplemental plans; and (vi) continuation of all medical, life insurance and other welfare benefits for a period of three years from termination. The sum of the amounts referred to in clauses (i) and (ii) is referred to as the "Accrued Obligations".

  If, during the three year employment period, the executive's employment is terminated (i) by the Surviving Corporation for Cause, as defined, the executive is entitled only to his guaranteed base salary through the date of termination, plus any deferred compensation and accrued vacation pay not previously paid;
(ii) by the executive other than for Good Reason, the executive is entitled only to the Accrued Obligations; (iii) by Safety-Kleen for disability, the executive is entitled to receive the Accrued Obligations and disability and other benefits at least equal to the greater of those provided to peer executives by the Surviving Corporation immediately prior to the executives termination and those provided to peer executives by Safety- Kleen at any time during the 90 day period immediately preceding a Change in Control; and (iv) by the executive's death, his estate is entitled to the Accrued Obligations and benefits at least equal to the most favorable benefits provided to survivors of peer executives, and at least as favorable in the aggregate as the most favorable provided to the executive during the 90 days preceding closing of the Revised LLE Offer.

  Each of the Change of Control Severance Agreements provides that if it is determined that benefits received by the executive thereunder (or otherwise) are subject to any excise tax under Section 4999 of the Internal Revenue Code or any similar excise taxes, then Safety-Kleen will also pay the executive an amount (the "Gross-up Payment") such that, after the payment of all income and excise taxes, the executive will be in the same after-tax position that he would have been in had no excise tax been imposed.

  Each Change of Control Severance Agreement contains a non-compete provision that during the period of the executive's employment and for one year thereafter, prohibits the executive from certain participation in the business of any company engaged in business that directly or materially competes with Safety-Kleen, and certain other competitive activity. Each such agreement also obligates the executive to maintain the confidentiality of Safety-Kleen's Confidential Information (as defined in such agreement).

  Severance payments that would be made to the persons who are parties to the Change of Control Severance Agreements in the event they are all terminated during the three year employment period after a Change of Control (other than for Cause or by reason of the executive's death or disability) are approximately $46,000,000 for all officers with Change of Control Severance Agreements, including approximately $4,500,000 for Mr. Brinckman, $4,625,000 for Mr. Chalhoub, $2,825,000 for Mr. Bielsky, $3,650,000 for Mr. Dattilo and $2,450,000 for Mr. Habicht.

  The foregoing description of the Change of Control Severance Agreements does not purport to be complete and is qualified in its entirety by reference to the Change of Control Severance Agreement filed as Exhibit 4 to the Schedule 14D-9 and incorporated herein by reference.

  Effective as of August 8, 1997, Safety-Kleen entered into a General Release and Separation Agreement with John G. Johnson, Jr., pursuant to which he resigned as a Director of Safety-Kleen and from his offices with Safety-Kleen including that of Chief Executive Officer. Pursuant to the Agreement, Safety-Kleen paid Mr. Johnson $175,000 and accrued vacation pay. Safety-Kleen also agreed to make payments to him in the amount of $28,205 every two weeks, until such payments aggregate $1.1 million. Upon a Change of Control (as defined in Safety-Kleen's 1993 Stock Option Plan; consummation of the Revised LLE Offer will constitute such a Change of Control), any portion of the $1.1 million not already paid accelerates. Mr. Johnson relinquished his rights to bonuses, but his options were vested and continued as though his employment had not terminated. He also received certain medical and outplacement benefits and exchanged releases with Safety-Kleen. The Agreement also subjects Mr. Johnson to non-competition and non-interference obligations and provides that the considerations exchanged do not constitute and shall not be interpreted as any admission of fault on the part of either party.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE Safety-Kleen's executive officers and directors are required to file under the Exchange Act reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange.

  Based solely on information provided to Safety-Kleen by executive officers and directors, Safety-Kleen believes that during the preceding year all filing requirements applicable to executive officers and directors under Section 16(a) of the Exchange Act have been satisfied.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  During 1997, Safety-Kleen paid approximately $140,000 and $20,000 to Williams & Vanino, Inc. and Putnam, Hayes & Bartlett, Inc., respectively, for environmental management consulting services. Marcia E. Williams, was President of Williams & Vanino until August of 1997 when that firm merged with Putnam, Hayes & Bartlett, Inc. where Ms. Williams serves as a Managing Director. In addition, Ms. Williams' husband is a partner with the law firm of Latham & Watkins. Safety-Kleen utilized Latham & Watkins for certain legal services in 1997.

  Edgar D. Jannotta, a director of Safety-Kleen is a Senior Director of William Blair & Co. Safety-Kleen retained the services of William Blair pursuant to a letter agreement (the William Blair Letter Agreement) dated August 8, 1997, to render certain financial advisory and investment banking services in connection with Safety-Kleen's analysis of strategic options including a possible business combination (through tender offer, merger, sale or exchange of stock, sale of all or a substantial part of its assets or otherwise) of Safety-Kleen with another party (the "Possible Transaction"). In exchange for the services provided, Safety-Kleen agreed to pay William Blair a quarterly retainer fee of $25,000, payable in advance (with the first installment due upon execution of the William Blair Engagement Letter), and an opinion fee of $300,000, payable in the event William Blair renders a fairness opinion or advises the Board of Directors that it is unable to render such an opinion. In addition, Safety-Kleen agreed to pay William Blair an additional fee (subject to a credit of the retainer fee and opinion fee) equal to 0.5% of the Equity Purchase Price received by Safety-Kleen and its shareholders as a result of the consummation of any Possible Transaction. Both the Revised LLE Offer and the LLE Merger, upon consummation, would satisfy the definition of a Possible Transaction. The William Blair Engagement Letter also provides that Safety-Kleen shall reimburse William Blair for all itemized out-of-pocket expenses (including reasonable fees and expenses of William Blair's counsel and any other independent experts retained by William Blair) reasonably incurred by William Blair in connection with its engagement by Safety-Kleen. Safety-Kleen and William Blair also entered into a separate letter agreement, dated August 8, 1997, whereby Safety-Kleen agreed to indemnify William Blair against certain liabilities in connection with William Blair's engagement under the William Blair Engagement Letter.

                              CERTAIN LEGAL MATTERS

  Between November 4 and 12, 1997, and on December 5, 1997, a total of seven putative class actions were filed against Safety-Kleen and its directors in the Circuit Court of Cook County, Illinois. The actions purport to have been brought as derivative actions on behalf of Safety-Kleen. In general, the complaints allege, among other things, that the director defendants (i) have refused to seriously consider LLE's offer, and have failed to maximize shareholder value by entertaining offers to purchase Safety-Kleen, (ii) have breached their fiduciary and other common law duties due to plaintiffs and other class members in that they have not exercised, and are not exercising, independent business judgment and (iii) are acting to entrench themselves in their offices and positions and maintain their salaries and perquisites, all at the expense and to the detriment of the public shareholders of Safety- Kleen. As relief, the complaints seek, among other things (i) a declaration that the action be certified as a proper class action; (ii) injunctive relief requiring that the director defendants carry out their fiduciary duties to plaintiff and other members of the class by announcing their intention to, among other things, cooperate fully with any entity or person, including LLE, having a bona fide interest in proposing any transaction that would maximize shareholder value; and (iii) damages, costs, and attorneys' fees. Safety-Kleen believes that the allegation contained in the complaints are without merit and, if the plaintiffs elect to proceed with their actions, intends to contest the actions vigorously on behalf of itself and the Board of Directors.

  On December 5, 1997, six of the seven actions were consolidated into a single action. On February 28, 1998, Safety-Kleen filed an answer denying the material allegations of the consolidated complaint and asserting several defenses. On March 12, 1998, Safety-Kleen filed a motion for judgment on the pleadings in the consolidated case.

  On November 17, 1997, Safety-Kleen filed a lawsuit in Federal District Court for the Northern District of Illinois against LLE seeking a declaratory judgment that LLE violated the "gun-jumping" prohibitions of federal securities law by certain of its public announcements made before the effectiveness of the registration statement with the Commission relating to the LLE shares it proposes to use in its offer for Safety-Kleen. The suit also challenged LLE's asserted right under Wisconsin law to demand such a shareholders' meeting at that time.

  On November 24, 1997, LLE answered the complaint, denying liability and asserting several defenses. In addition, LLE and its subsidiary filed counterclaims against Safety-Kleen and its directors. The counterclaims sought a declaratory judgment that Safety-Kleen is required to hold a special meeting under Wisconsin law, and assert claims against Safety-Kleen for violation of certain Wisconsin statutes pertaining to furnishing of shareholder lists and takeovers, and against the directors for breach of fiduciary duty in failing to negotiate with LLE and entering into the Philip Merger Agreement, including the termination fees and expenses, and for failure to amend its Rights Agreement, or poison pill, to make it inapplicable to the then pending LLE offer, and a derivative claim for corporate waste.

  On December 4, 1997, the Federal District Court of the Northern District Court of Illinois ruled that LLE could seek the approval of Safety-Kleen shareholders at a special meeting to restore voting power to Shares that LLE may acquire in excess of 20% of the outstanding Shares. Accordingly, Safety- Kleen scheduled a special meeting of shareholders on January 9, 1998 to vote on such restoration of voting power, at which shareholders voted to restore such voting power. The Court also scheduled a preliminary hearing for January 28, 1998 on LLE's request that the Rights Agreement be amended to make it inapplicable to LLE's then pending offer and that the Court void the termination fee and certain other provisions of the Philip Merger Agreement.

  On January 28, 1998, the Federal District Court for the Northern District of Illinois began a preliminary hearing on LLE's request that the Rights Agreement be amended to make it inapplicable to LLE's then pending offer, that the Court order Safety-Kleen's Board of Directors to take action to make the Wisconsin Business Combination Statute inapplicable to LLE's then pending offer and the merger contemplated thereby, and that the Court void the termination fee and certain other provisions of the Philip Merger Agreement. The Court granted LLE's request to withdraw its challenge to the termination fee. LLE also advised the Court that it would not seek to delay the Safety- Kleen shareholders' meeting on February 11, 1998.

  On February 4, 1998, the Court issued a ruling affirming the decision of the Board of Directors of Safety-Kleen to leave the Rights Agreement in place with respect to the LLE offer in its form prior to its amendment on January 26, 1998. The Court's decision did not address Safety-Kleen's ability to leave the Rights Agreement in place with respect to the offer reflecting such amendment.

  On February 5, 1998, the Federal District Court for the Northern District of Illinois denied LLE's motion to find that the Board of Directors of Safety-Kleen had violated the federal securities laws by not responding to LLE's January 26 amendment to its offer prior to February 5, 1998.

  On March 5, 1998, the Federal District court for the Northern District of Illinois denied LLE's motion to require Safety-Kleen's board to make its Rights Agreement, inapplicable to LLE's then pending tender offer (the "Amended LLE Offer") before the March 9, 1998 shareholders' meeting. The Judge set another hearing for Thursday, March 12 to again consider the motion, after taking testimony. LLE committed to the court that it would extend the Amended LLE offer on its then current terms through March 16. On March 12, 1998, the Court did not hold a hearing, but scheduled a telephonic status report for March 13, 1998.

  The LLE Merger Agreement includes a provision obligating the parties to take all action necessary to dismiss with prejudice all pending litigation between such parties. Accordingly, on March 16, 1998, the Federal

District Court for the Northern District of Illinois, on motion of the plaintiff, dismissed with prejudice LLE's action against Safety-Kleen, subject to LLE's right to reinstate the case on or before April 16, 1998. Safety-Kleen believes LLE's action to be without merit and intends, if it were reinstated, to contest such action vigorously on behalf of Safety-Kleen and the Board of Directors.

ANNEX I

                               SAFETY-KLEEN CORP.

                        DIRECTORS AND EXECUTIVE OFFICERS

                                 SALES OF STOCK

                      MARCH 18, 1998 THROUGH MARCH 20, 1998

                                                                         PRICE
                                                     # OF                 PER
       NAME                     DATE                SHARES               SHARE
       ----                     ----                ------               -----
Hyman K. Bielsky              3/18/1998               2,685             $28.2500

Donald W. Brinckman           3/19/1998              10,000              28.1250
                              3/19/1998               2,040              28.0625
                              3/19/1998              63,000              28.0000
                              3/20/1998             138,400              27.5000

Roy D. Bullinger              3/18/1998              10,773              28.1875

Joseph Chalhoub               3/19/1998             142,100              27.8913
                              3/20/1998             102,900              27.4271
                              3/20/1998              30,000              27.3333

David A. Dattilo              3/19/1998              31,000              27.5000

Scott E. Fore                 3/18/1998                  21              28.3125
                              3/18/1998               1,683              28.5000

C. James Schulz               3/18/1998               1,925              28.3125

Richard T. Farmer             3/20/1998              28,390              27.5000

Russell A. Gwillim            3/19/1998              13,600              28.1167

Karl G. Otzen                 3/18/1998             131,500              28.2626
                              3/19/1998              28,300              28.1167
                              3/20/1998              53,600              28.1167

Paul D. Schrage               3/19/1998              16,180              28.1250

W. Gordon Wood                3/18/1998              56,317              28.2500


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